                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                            Safari Associates, Inc.
            (Exact Name of Registrant as Specified in Its Charter)

                                     Utah
        (State or Other Jurisdiction of Incorporation or Organization)

                                  87-9369569
                     (I.R.S. Employer Identification No.)

            64 Edson Street, Amsterdam, New York        12010
          (Address of Principal Executive Offices)    (Zip Code)

                          Neuhaus Stock Option Plan
                           (Full Title of the Plan)

                                 Morton Berger
                    President and Chief Executive Officer
                 64 Edson Street, Amsterdam, New York 12010
                   (Name and Address of Agent for Service)

                                (518) 842-6500
        (Telephone Number, Including Area Code, of Agent for Service)

=========================================================================================
                       Calculation of Registration Fee
=========================================================================================

Proposed amount of Securities to be registered: 4,000,000

Amount of       Title of Securities   Amount To Be         Aggregate            Fee
Aggregate        To Be Registered     Registered(1)    Price Per Share(2)
Registration
                      Common
$1,280,000        Par Value, $.001     4,000,000             $.32             $320.00

=========================================================================================

1 In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee and benefit plans described herein.

2 Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the twenty day average of the high and low prices reported on the OTC-BB, which was $.32 per share.

                                     PART I

              INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION.

The Registrant (sometimes referred to hereinafter as the "Company") and Mark Neuhaus entered into an agreement, effective January 22, 2002, the nature and purpose of which were to compensate Mr. Neuhaus, a professional race car driver, for advertising related services provided to the Registrant. The Registrant and Mr. Neuhaus executed the above-mentioned agreement (the "Neuhaus Stock Option Agreement" or simply, the "Agreement") to provide for the issuance of options to purchase Four Million (4,000,000) shares of the Company's Common Stock ("Options") at an exercise price of the lesser of the thirty day low sale price, as recorded by the OTCBB, or $0.15 per share. The Options expire February 1, 2003.

     The Agreement is sometimes referred to hereinafter as the "Plan," and Mr. Neuhaus, the only participant in the Plan, is sometimes referred to hereinafter as the "Participant."

     The Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

     The name, address, and telephone number of the Registrant are as set forth on the facing page of this Registration Statement. Additional information about the Plan may be obtained from the Registrant by the Participant.

     (b)    Securities to be Offered

            (1) The Registrant intends to issue options to acquire shares of its Common Stock, par value $0.001 per share, the terms of which are set forth above in subsection (a) of this Item 1.

            (2)  Description of Securities.

                 (i) Description of Common Stock. Each share of Common Stock is entitled to one vote. The holders of Common Stock are entitled to receive dividends on a pro rata basis if and when declared by the Company's Board of Directors. The Company has never paid a dividend and does not anticipate doing so in the near future. Each share of Common Stock is entitled to share ratably in any assets avail able for distribution to holders of equity securities upon the liquidation of the Company.

                  (ii) Description of Common Stock Purchase Options. Holders of the Options are not entitled to any rights or benefits as a stockholder of the Company. Consequently, unless such Options are exercised, holders of the Options may not vote the shares of Common Stock underlying such Options for any corporate action taken by the shareholders of the Company, nor receive cash dividends if any are declared by the Company's Board of Directors.
Shares of Common Stock underlying the Options will be adjusted accordingly for stock dividends, stock splits, and recapitalizations.

                   (iii) Certain Charter and Bylaw Provisions. Certain provisions of the Company's Articles of Incorporation, and any amendments made thereto ("Articles") and the Bylaws adopted therefrom may have the effect of preventing, discouraging, or delaying a change in the control of the Company and may maintain the incumbency of the Board of Directors and management.

     (c)    Employees Who May Participate in the Plan

     Mark Neuhaus, a consultant to the Registrant, is the only eligible Participant in the Plan.

     (d) Purchase of Securities Pursuant to the Plan and Payment for Securities Offered;

            (1) The Participant will be issued Options to acquire shares of Common Stock for services rendered as a consultant of the Registrant. The number of Options issued to the Participant is set forth above in subsection
(a) of this Item 1.

            (2) The Participant has provided or will continue to provide consulting services to the Registrant in payment for the Options issued to such Participant.

            (3) The Participant is required to pay the exercise price of the Options in order to receive the shares of Common Stock underlying such Options. The exercise price for the Options is set forth above in subsection
(a) of this Item 1.

            (4) No contributions by the Registrant other than the issuance of shares and Options is applicable.

            (5) Reports to the Participant as to the amount and status of the Participant's account under the Plan will not be made.

            (6) The securities issuable pursuant to the Plan will be Options to acquire newly issued shares of the Registrant.

     (e)    Resale Restrictions

     There are no resale restrictions on the securities offered.

     (f)    Tax Effects on Plan Participation.

     The Plan is not qualified under Section 401(a) of the Internal Revenue Code and each Participant will recognize ordinary income equal to the aggregate fair market value of the shares issued to such Participant as of the date of issuance.

     (g)    Investment of Funds

     Not applicable.

     (h)    Withdrawal from Plan; Assignment of Contract

            (1)  Withdrawal from Plan:  Not applicable.

            (2) Assignment: The Plan is not assignable or delegable without the consent of an authorized representative of the Registrant, which consent cannot be unreasonably withheld.

     (i)    Forfeitures and Penalties

     The Plan contains a confidentiality provision that, if contravened by the Participant, would constitute a breach of contract, the result of which could be money damages and other equitable relief received from the Participant by the Registrant.

     (j)    Charges and Deductions, and Liens Therefor

     There are no charges or deductions that may be made against the Participant's interest in the Plan.


ITEM 2.  REGISTRATION INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

     Registrant shall provide to the Participant, without charge, upon oral or written request, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The Registrant shall also provide to the Participant, without charge, upon oral or written request, all of the documents required to be delivered to the Participant pursuant to Rule 428(b). Any and all such requests shall be directed to the Registrant at the address set forth on the cover page hereof. Morton Berger, the Plan Administrator and President of the Registrant, with any questions at (518) 842-6500.

                                   PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

The following documents previously filed with the Securities and Exchange Commission (the "Commission") by Safari Associates, Inc. (the "Company") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are, as of their respective dates, hereby incorporated by reference in this Registration Statement:

(i) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000 filed pursuant to Section 13(a) or 15(d) of the Exchange Act;

(ii) All other reports of the Company filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company's documents referred to in Paragraph (i) above; and

All other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all of the Company's shares of Common Stock, par value $.001 per share (the "Shares"), offered hereby have been sold or that all Shares then remaining unsold have been deregistered shall be deemed to be incorporated by reference in and made a part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in a document subsequently filed modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not required.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not required.

ITEM 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Utah corporations are authorized to indemnify against liability any person who is a party to any legal proceeding because such person is a director or officer of the corporation. The officer or director must act in good faith and in a manner reasonably believed to be in the best interests of the corporation and, with respect to any criminal action or proceeding, have no reasonable cause to believe the conduct was unlawful. Utah law does not allow indemnification for an act or omission that involves intentional misconduct or a knowing violation of a law. In the case of an action by or on behalf of a corporation, indemnification may not be made if the person seeking indemnification is found liable, unless the court in which such action was brought determines such person is fairly

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and reasonably entitled to indemnification. Indemnification is required if a director or officer has been successful on the merits.

The indemnification authorized under Utah law is not exclusive and is in addition to any other rights granted to officers and directors. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director.

Our articles of incorporation provide for the indemnification of directors and executive officers to the maximum extent permitted by Utah law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. There is no pending litigation or proceeding involving any of our directors, officers, employees or agents where indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that would result in a claim for such indemnification.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Exhibits.

Copies of the following documents are included as exhibits to this registration statement pursuant to Item 601 of regulation S-B.

SEC
Exhibit
No.        Description
-----------------------------------------------------------------------
3.01      Articles of Incorporation.*

3.02      Bylaws.*

5.01 Letter opinion, including consent of Law Office of Andrea Cataneo Ltd. regarding legality of Common Stock to be issued pursuant to the Neuhaus Stock Option
          Plan.

23.01 Consent of Law Office of Andrea Cataneo Ltd. (included in Opinion in Exhibit 5.1).

23.02     Consent of, Sanford Feibusch, CPA, P.C., Monsey, New
          York independent certified public accountants.

99.1      Consulting and Marketing Licensing Agreement between
          Mark Neuhaus and Safari Associates, Inc.
---------------------------------------------------------------------

* Filed previously with the Company's 10-SB registration.

ITEM 9. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amsterdam, State of New York, on this 23nd day of January 2002.

                            SAFARI ASSOCIATES, INC.

                        By:   /S/ MORTON BERGER
                            --------------------------------
                            Morton Berger, President and
                            Chief Executive Officer

                              POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Morton Berger , his true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons as of the date indicated below.



SIGNATURE                                               DATE

 /S/ MORTON BERGER                                 January 23, 2002
------------------------
Morton Berger
President, Chief Executive Officer


 /S/ LILLIAN BERGER                                January 23, 2002
------------------------
Lillian Berger
Member of the Board